Exhibit 10.30

PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

Short-term Loan Agreement
NO. 76012009281260
TO: Sub-branch______________, Branch____________, Pudong Development Bank
Client	Henan Shuncheng Group Coal Coke Co., Ltd	Application Date:	Jun 29, 2009
Address	Tongye Town, Anyang County	Contact Manger( Client)	Wu Anjie
Tel	0372-5606900	Contact Manger (filled by the financing bank)	Bai Dawei
Fax	0372-5606900
The Client hereby irrevocably applies for short term loan in accordance with the following provisions:

ONE   General Clause

1.
☒ This Agreement is one of the financing documents attached to Financing Limit Agreement No. __________ (hereinafter referred to FLA). All clauses of this Agreement shall be incorporated into Agreement of Financing Limit and shall constitute integral parts hereof upon coming into force. (Choose this and indicate FLA NO. if the Client signed Agreement of Financing Limit with the financing bank previously).

2.	☑This Agreement is an independent credit Agreement to be signed between the financing bank and the Client (Choose this if the financing bank and the Client have not signed FLA before)

3.	☒The loan attempts to pay off the old debts, which is known to the guarantor(s). (Choose this if the Agreement is to pay off one debt with another debt).

TWO   Description of the Loan

(The Client doesn’t have to fill relevant blanks of this Agreement if the interest rate and penalty rate have been stipulated in the previous FLA)

Short-Term Loan Type: A. Short-Term loan with a fixed period; B. Short-Term loan for recyclable use.

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PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

Currency	Amount	Type	Drawing date	Due Date	Interest Rate	Interest Settlement	Penalty Rate for Delay payment	Penalty Rate for Appropriation
RMB	30,000,000	A	Jun.29,2009	Jun 28,2010	5.841%	Paid Monthly	7.5983%	11.682%

Repayment: Lump-sum disbursement of loan principal upon maturity date.
Note: Interest Rate is annual rate. Floating period should be indicated in floating cycle. Due Date shall be marked in Short-Term loan with a fixed period. Latest Repayment Date shall be the Due Date of Short-Term loan for recyclable use.

THREE   Description of Guarantee

(The Client doesn’t have to fill relevant blanks of this Agreement if the guarantee has been stipulated in the previous FLA)

Guarantor	Anyang Xintianhe Cement Co., Ltd Wang Xinshun, Wang Xinming, Cheng Junsheng	Type of guarantee	☒ Mortgage ☒ Pledge ☑ Guaranty

FOUR   General Clauses

The Client hereby confirms it has read carefully and agree the following general clauses:

1.
After the signing of this Agreement, unless the financing bank has released the loan the Client applied for, any promise of lending made by the financing bank for this Agreement is subject to withdrawal at any time;

2.	Calculation method of interest: The interest under this Agreement shall be accrued on a daily basis and be paid off in the form of matching the principal repayment, unless otherwise specified;

3.
Submission of documents: The Client is required to submit the following documents to the financing bank or meet relevant requirements; however the obligation of authenticity review of such documents shall not fall on the financing bank;

(1)	The copy of latest Articles of Association and Business License of the Client;

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PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

(2)
The Board Resolution that authorizes the Client to execute this Agreement and relevant financing documents attached (in case there exists any restriction on the rights of legal representative such as right of signing contracts according to the Articles of Association)

(3)	The Letter of Authority and the specimen signature of the authorized representative;

(4)	This Agreement that has been signed by the Client legally and effectively;

(5)	The available date of draft appointed by the Client shall be a business day of the financing bank;

(6)	The guarantee documents shall be signed and come into effect before the date of draft in the event of a guaranteed loan;

(7)	Other documents and/or requirements casually asked by the financing bank;

4.	The date of draft or repayment date shall be postponed to the following business day if the date of draft appointed by the Client or the repayment date is not a business day;

5.	Early Repayment and Early Maturity

The Client can pay off the loan at any time before the maturity date as to short-Term loan for recyclable use. When it comes to short term loan with fixed period, unless the financing bank informs the Client of early maturity, the Client shall make the early payment with the prior written approval of the financing bank and his promise to compensate the financing bank for all costs and losses arising from the early repayment. Any early repayment hereof shall be deemed as early maturity. At any time and without any excuse, the financing bank is entitled to notify the Client in this Agreement of early maturity, upon which the Client shall make instant repayment.

6.	Taxation

The repayment made by the Client shall be in full and non tax-deductible, unless otherwise provided by relevant laws and regulations. The Client shall make an extra payment in case the relevant tax would be deducted according to the laws and regulations, in order to make sure the amount actually received by the financing bank equals to the amount before deduction;

7.	Statements and Undertakings

The Client should make the following statements and undertakings, and the statements and undertakings should be treated as the repetition available in each financing in accordance with the provisions of this Agreement:

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PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

(1)
The Client shall be the company incorporated according to the law of PRC (not including Hong Kong and Macao Special Administrative Region (SAR) and Taiwan region, hereinafter inclusive) and shall have the right to sign this Agreement and any documents related to this Agreement and has taken any necessary actions to make the corporate behavior, this Agreement and any related documents legal, valid and enforceable;

(2)
The signing of this Agreement and performance of the obligations under this Agreement, has not violated and will not violate any other contract or document, the Articles of Association, any applicable laws, regulations or administrative orders, and/or relevant documents, judgments or decisions made by the government authorities, neither inconsistent with any obligations or arrangements borne by the Client;

(3)
The Client and its shareholders and affiliated companies are not involved in any liquidation, bankruptcy, reorganization, annexation, merger, separation, reorganization, dissolution, closure, closures, or similar legal procedure, nor involved in any situation that might lead to such legal procedure;

(4)
Client is not involved in the economic, civil, criminal, administrative proceedings or similar arbitration proceedings that might have huge adverse impact on itself, nor involved in any situation that may lead to their involvement in any such litigation or arbitration proceedings, or similar procedures;

(5)
Client's legal representative, directors, supervisors or other senior management personnel, as well as any significant asset Client owns is not involved in any enforcement, distraint, seal-up, freezing, retention, regulatory measures, nor involved in any situation that could lead to such measures;

(6)
Client shall assure that all financial statements (if any) comply with Chinese law, and the statements give a authentic, complete and fair explanation of its financial condition; All data, documents and information Clients submit to the financing bank in the process of signing and performance of this Agreement, including the information of their own, guarantors and so on are real, effective, accurate and complete, without any concealment or omission;

(7)
Client assures that its business activities are carried out in strict compliance with the laws and regulations in the business scope specified in Business License or legally approved. Client should go through the registration and annual inspection procedures on time;

(8)	Client assures there are no other circumstances or events that have or may have huge adverse effect on Client's performance capacity.

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PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

8.	Commitment

The Client hereby makes the following commitments:

(1)	All obligations under this Agreement will be obeyed and performed strictly;

(2)
The principal and interest of the loan and relevant expense thereof will be paid on time in compliance with this Agreement; Client shall be responsible to obtain any approval, authorization, registration and permission required by applicable law and maintain the effectiveness of such documents so as to ensure the legality of the signing and its legal performance of the obligations under the Agreement and any relevant documents. If required, Client shall provide the certification promptly;

(3)
Within 5 business days after the Client realizes its involvement in the economic, civil, criminal, administrative proceedings or similar arbitration proceedings that might have material adverse impact on itself, or the involvement of its significant asset in any enforcement, seizure, distrainment, freezing, retention, regulatory measures, the Client shall notify the financing bank of such circumstances in writing and describe the influence and the remedial measures it has taken or plans to take.

(4)	The Client shall not reimburse any large amount debt to a third party other than the financing bank or take any guarantee liability without written approval of the financing bank;

(5)
The Client shall not have any other large amount debt without written consent of the financing bank, nor shall it attempt to establish or provide the guarantee with nature of priority in any form for any other debt for benefit of itself or any third party. From the signing date to the settlement of the debt under this Agreement, without written consent of the financing bank, the Client is prohibited to:

a.	Enter into liquidation, restructuring, bankruptcy, annexation, merger, separation, reorganization, dissolution, closure, shut-down or similar legal procedure;

b.	Dispose any significant asset in the forms of sale, rent, donation and transfer or any other forms except for daily business requirement;

c.	Make any adjustment to the equity structure;

d.	Sign the contract/Agreement that may have huge negative effect on the Client’s ability to perform the obligations under this Agreement or assume relevant obligations that have such adverse effect.

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PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

(6)
The Client shall timely provide other guarantee permitted by the financing bank in accordance with the requirement of the financing bank in case that special circumstances or specific adjustments happen to the guarantee under this Agreement. The special circumstances or specific adjustments includes, without limitation, the production suspension, shut-down, dissolution, closure, revocation or withdrawal of Business License, applying for or being applied for restructuring, bankruptcy, great change in business operation or financial situation, being involved in material lawsuits or arbitration, the involvement of legal representative, director, supervisor or major management staffs in a case, the decrease or possible decrease of the collateral value, property preservation measures such as sealing up the collateral, any breach of contract under the guarantee Agreement and required cancellation of guarantee Agreement.

(7)
Upon the request of the financing bank, the Client should go through the enforceable notarization with the notary authority designated by the financing bank and assume relevant expense and of its free will accept the enforced execution.

(8)
The Client shall at any time inform the financing bank of the events that may have effect on its ability to perform the obligations under this Agreement and any documents which are relevant to the agreement and are related to the obligation of the incident.

9.	Expense and Expenditure

The Client shall promptly reimburse the financing bank for the expenses arising from the modification, execution, enforced execution, notarization and registration of any documents relevant to this Agreement if required. Client shall pay the stamp tax and other tax arising from this Agreement and any related documents except the tax that shall be paid by the financing bank pursuant to the provisions of laws;

10.	Interest Penalty

Interest penalty (including appropriation interest penalty, if any) for outstanding payment shall be accrued daily, from the due date to actual payment date, on the base of the amount of the outstanding payment (including unpaid interest) and be paid monthly to the financing bank. The interest will be compounded monthly.

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PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

11.	Authorized Repayment and set-off

The Client hereby authorizes the financing bank, in case there exists any due debt under this Agreement, the financing bank is entitled to deduct directly any payment paid to any account (regardless of the currency) of the Client opened with the financing bank for purpose to repay the due debt, without regard to the relations between the due debt and the payment. This Provision is irrevocable. The financing bank will be responsible for conversion with an exchange rate determined by itself in case of currency conversion and the Client shall bear the exchange rate risk.

12.	Certificate of Debt

It has been acknowledged by the Client that the account statement and accounting certificates related to the business activities under this Agreement recorded in accordance with its consistent business practice by the financing bank in its Book of Accounts will be the effective evidence of the debt of the Client, expect for obvious errors.

13.	Transfer

The Client shall not transfer any rights and obligations under this Agreement, whereas the financing bank can transfer the rights and obligations under this Agreement to any third party at any time and could provide any information relevant to this Agreement to the third party, including the information provided by the Client and the guarantor of the Client provide to the financing bank for the purpose of the Agreement;

14.	Disclosure of Information

It has been agreed by the Client that the financing bank could disclose any information related to this Agreement, besides the disclosure stated in Clause 13, to its headquarters, subsidiaries and branches, affiliates and the employees of these institutions. In addition, the disclosure requested by the laws and regulations as well as the disclosure ordered by the supervisory authority, government organs and judicial organs shall also be involved in the disclosure;

15.	Breach of Agreement

Any statement and undertaking of the Client that is proved inconsistent with the Agreement, or that is proved unauthentic, incorrect, incomplete, and misleading constitutes disobey of the Agreement. The breach situations include: any breach and non-performance of the commitment; and/or any breach of the provision of this Agreement; and/or any situation that may have influence on the safety of the loan; and/or any infringement of the provisions of any guarantee document. The financing bank has the right to announce the acceleration of the loan maturity and require the Client to compensate for all loss of the financing bank including the attorney fee.

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PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

16.
Special Agreement for the group Client: in case of group Client, the Client hereby agree to: (1) give description of connected transactions that accounts for above 10% of net asset of actual accredited party, including: a. the affiliated relations among the transaction parties; b. transaction items and the nature of transaction; c. the amount or corresponding proportion of transaction; d. pricing policy, including the transaction with no price or only nominal amount. (2) the financing bank is entitled to withdraw unilaterally the unused credit and withdraw partly or wholly the used loan credit or ask the Client to raise the margin to 100% in the following circumstances which are deemed as breach of this Agreement: a. Providing false materials or concealing important facts; b. Changing the particular purpose of the credit, appropriate the credit or being engaged in illegal and incompliant transaction with the bank credit without the consent of the financial bank; c. Obtaining the bank financing or credit by discounting or pledging the notes receivable or debt receivable without actual trade background in virtue of the fake relationship Agreement between the connected parties; d. declining to accept the supervision and inspection carried out by the financing bank on the operation of the credit funds and the business activities; e. being involved in reorganization, mergers and acquisitions which in the view of the financing bank may have effect on the safety of the credit; f. intended postponement of the bank debt through connected transaction.

17.	Other Provisions

18.	Applicable law and judicial jurisdiction

The Agreement shall be governed by and construed in accordance with Chinese law (excluding Hong Kong, Macau SAR and Taiwan region). Any dispute arising out of this Agreement shall be submitted to the competent People’s Court of the domicile of the financing bank.

19.	Delivery Address

It has been confirmed by the Client that the delivery of any judicial documents including court summons and notification in the process of any litigation related to this Agreement to the address stated at the top of this Agreement shall be regarded as having been served. Any adjustment to the address hereinabove shall not be valid for the financing bank without prior notification.

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PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

20.	Severability

If any part of these Terms and Conditions is found unlawful, void, or unenforceable, that part will be deemed severable and will not affect the validity and enforceability of any remaining provisions.

21.  No relaxation, forbearance, delay, or indulgence by the financing bank in enforcing any of the terms and conditions of the Agreement in the duration of the Agreement shall prejudice, affect, or restrict the rights of the financing bank under the Agreement, neither shall any waiver by the financing bank of any breach of Agreement operate as waiver of any subsequent or continuing breach of Agreement.

22.	Consistency

The provisions of the Agreement shall prevail in case of any inconsistency of FLA (if any, including the occasional effective adjustments) and this Agreement.

23.	Signature

The Agreement shall be in four sets, one set for Client, the other three sets for the financing bank, effective as of the date of sealing and signing by legal representatives or authorized representatives of the Parties hereto.

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PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

SIGNATURE

In witness hereof the parties hereto have accurate and correct understanding of legal definition of rights, obligations and limitation or exemption of liability and have conducted detailed description and negotiation of all clauses, free of any doubt, to execute this Agreement.

Client (Common Seal)
Legal representatives or authorized representatives (signature/seal): /s/ Wang Xinshun

DD/MM/YY

Financing Bank (Common Seal)
Legal representatives or authorized representatives (signature/seal): /s/ Hu Xuan

DD/MM/YY

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